Exhibit 10.14

STANDARD FORM

INDUSTRIAL BUILDING LEASE

(MULTI-TENANT)

1. BASIC TERMS. This Section 1 contains the Basic Terms of this Lease between Landlord and Tenant, named below. Other Sections of the Lease referred to in this Section 1 explain and define the Basic Terms and are to be read in conjunction with the Basic Terms.

1.1.	Date of Lease: December 2, 2005

1.2.	Landlord: Nebraska Furniture Mart, Inc., a Nebraska corporation

1.3.	Tenant: Gordmans, Inc., d/b/a Gordmans, a Delaware corporation

1.4.	Premises: Approximately 111,933 rentable square feet in the building commonly known as 402 South Rose Blumkin Drive, Omaha, Nebraska 68114 (the “Building”), the approximate boundaries and location of which are more fully depicted and displayed on Exhibit “B-1”.

1.5.	Property: See Exhibit “A”.

1.6.	Lease Term: Approximately Five (5) years and four (4) months (“Term”), commencing February 1, 2006 (“Commencement Date”) and ending May 31, 2011 (“Expiration Date”), subject to the terms of Section 5.1.

1.7.	Permitted Uses: Warehouse and distribution center, offices related thereto and no other purpose.

1.8.	Brokers: (See Section 23; if none, so state)

(A)	Tenant’s Broker: Grubb & Ellis/Pacific Realty Group

(B)	Landlord’s Broker: CB Richard Ellis/MEGA

1.9.	Initial Estimated Additional Rent Payable by Tenant: $5,500.00 per month (consisting of: Real Estate Taxes-$4,200.00 (approx. $0.45 psf); Building Insurance-$300.00 (approx. $0.0328 psf); Management Fee-$500.00; and other Operating Expenses-$500.00).

1.10.	Tenant’s Proportionate Share: 39.58%

1.11.	Security Deposit: $20,987.44 (“Deposit”), subject to the terms of Section 2.4

1.12.	Riders to Lease: The following riders are attached to and made a part of this Lease: None

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2. LEASE OF PREMISES; RENT.

2.1. Lease of Premises for Lease Term. Landlord hereby leases the Premises to Tenant, and Tenant hereby leases the Premises from Landlord, for the Term and subject to the terms and conditions of this Lease.

2.2. Types of Rental Payments. Beginning on the Commencement Date (subject to the provisions of this Section 2.2), Tenant shall pay net annual base rent of $251,849.28 to Landlord in equal monthly installments of $20,987.44, in advance, on the first day of each and every calendar month during the Term of this Lease (the “Base Rent”). Beginning on the Commencement Date, Tenant shall also pay Tenant’s Proportionate Share of Operating Expenses (as hereinafter defined) and any other amounts owed by Tenant hereunder (collectively, “Additional Rent”). In the event any monthly installment of Base Rent or Additional Rent, or both, is not paid when due, Tenant shall pay to Landlord a late charge in an amount equal to 5% of the then delinquent installment of Base Rent and/or Additional Rent (the “Late Charge”; the Late Charge, Default Interest (as defined in Section 22.3 below), Base Rent and Additional Rent shall collectively be referred to as “Rent”). All Rent shall be payable to Landlord at the address set forth in Section 25 hereof or such other address as may be provided upon thirty (30) days prior written notice from Landlord to Tenant. Tenant shall pay the second monthly installment of Base Rent upon the execution of this Lease. Landlord grants Tenant Base Rent for the first month of this Lease waived provided that Tenant has made previously agreed upon dock door improvements.

2.3. Covenants Concerning Rental Payments. Tenant shall pay the Rent promptly when due, without notice or demand, and without any abatement, deduction, counterclaim or setoff, except as may otherwise be expressly and specifically provided in this Lease. No payment by Tenant, or receipt or acceptance by Landlord, of a lesser amount than the correct Rent shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or letter accompanying any payment be deemed an accord or satisfaction. Landlord may accept such payment without prejudice to its right to recover the balance due or to pursue any other remedy available to Landlord. If the Commencement Date occurs on a day other than the first day of a calendar month, the Rent due for the first calendar month of the Term shall be prorated on a per diem basis and paid to Landlord on the Commencement Date, and the Term will be extended to terminate on the last day of the calendar month in which the Expiration Date stated in Section 1.6 occurs.

2.4. Security Deposit. Tenant shall deposit upon the execution of this Lease as a security deposit the Deposit specified in Section 1.11, provided, however, the obligation of Tenant to pay the Deposit to Landlord shall be deferred until such time under this Lease (if at all) that Tenant fails to pay Rent when due or otherwise is in default under this Lease (each without regard to any applicable cure periods). After the occurrence of such default by Tenant and without regard to whether such default was cured, Tenant shall pay the Deposit within five (5) days written notice of Landlord’s demand. The Deposit shall be held by Landlord as security for the faithful performance by Tenant of all of the provisions of this Lease to be performed or observed by Tenant. If Tenant fails to pay Rent or other charges due hereunder, or otherwise defaults with respect to any provision of this Lease, Landlord may use, apply or retain all or any portion of the Deposit for the payment of any Rent or other charge incurred as a result of such an event of default, or for the payment of any other sum to which Landlord may become obligated by reason of Tenant’s default, or to compensate Landlord for any loss or damage which Landlord may suffer thereby. If Landlord so uses or applies all or any portion of the Deposit, Landlord shall notify Tenant of such use or application, and Tenant shall, within ten (10) days after Landlord’s demand, deposit cash with Landlord in an amount sufficient to restore the Deposit to the full amount thereof and Tenant’s failure to do so shall be a material breach of this Lease. Landlord shall not be required to keep the Deposit separate from its general accounts. If Tenant performs all of Tenant’s obligations hereunder, the Deposit, or so much thereof as has not theretofore been applied by Landlord, shall be returned, without payment of interest or other increment for its use, to Tenant (or, at Landlord’s option, to the last assignee, if any, of Tenant’s interest hereunder) at the expiration or earlier termination of the Term, and after Tenant has vacated the Premises. No trust relationship is created herein between Landlord and Tenant with respect to the Deposit.

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3. OPERATING EXPENSES.

3.1. Definitional Terms Relating to Additional Rent. For purposes of this Section and other relevant provisions of the Lease:

3.1.1. Operating Expenses. The term “Operating Expenses” shall mean all costs and expenses paid or incurred with respect to the repair, maintenance and operation of the Property, including, without limitation, the following: (i) all charges and fees for utilities and services furnished to the Property, together with any taxes on such utilities (except as provided in Section 14 below); (ii) all premiums for casualty, workers’ compensation, liability, boiler, flood and all other types of insurance provided by Landlord relating to the Property; (iii) the cost of all supplies, tools, materials and equipment reasonably utilized in the operation of the Property, and sales and other taxes thereon; (iv) amounts charged by any or all of contractors, materialmen and suppliers for services, materials and supplies furnished to Landlord in connection with any or all of the operation, repair and maintenance of any part of the Property, including, without limitation, the structural elements of the Property and the Common Areas (subject to the provisions of Section 13 below); (v) Taxes, as hereinafter defined in Section 3.1.2; and (vi) as part of the Operating Expenses paid by Tenant but not subject to reduction by Tenant’s Proportionate Share, a management fee equal to $500.00 per month.

3.1.2. Taxes. The term “Taxes,” as referred to in Section 3.1.1(v) above shall mean (i) all governmental taxes, assessments, fees and charges of every kind or nature (other than Landlord’s income, franchise, excise, transfer and/or inheritance taxes), whether general, special, ordinary or extraordinary, due at any time or from time to time, during the Term and any extensions thereof, in connection with the ownership, leasing, or operation of the Property, or of the personal property and equipment located therein or used in connection therewith; provided, that in the event of a special assessment on the Building, the life of which shall extend beyond the Term, the special assessment may be paid in full by Landlord and amortized over the life of the improvement, with Tenant only bearing responsibility to pay Tenant’s Proportionate Share of the amortized portion as it is amortized over the Term; and (ii) any reasonable expenses incurred by Landlord in contesting such taxes or assessments and/or the assessed value of the Property. For purposes hereof, except with respect to special assessments which shall be amortized as provided above, Taxes for any year shall be Taxes that are due for payment or paid in that year rather than Taxes that are assessed, become a lien, or accrue during such year.

3.1.3. Operating Year. The term “Operating Year” shall mean the calendar year commencing January 1st of each year (including the calendar year within which the Commencement Date occurs) during the Term and ending on December 31st of such year.

3.2. Payment of Operating Expenses. Tenant shall pay, as Additional Rent and in accordance with the requirements of Section 3.3, Tenant’s Proportionate Share of the Operating Expenses for each Operating Year. The Tenant’s Proportionate Share of Operating Expenses payable hereunder for the Operating Years in which the Term begins and ends shall be prorated to correspond to that portion of said Operating Years occurring within the Term. Tenant’s Proportionate Share of Operating Expenses and any other sums due and payable under this Lease shall be adjusted upon receipt of the actual bills therefor, and the obligations of this Section 3 shall survive the termination or expiration of the Lease.

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3.3. Payment of Additional Rent. Landlord shall have the right to reasonably estimate the Operating Expenses for each Operating Year. Prior to the Commencement Date, and at the beginning of each Operating Year, or as soon as reasonably practicable thereafter, Landlord shall submit to Tenant Landlord’s calculation of the estimate of Additional Rent based upon a calendar year, which statement shall also include a calculation of Tenant’s Proportionate Share (the “Landlord’s Statement”). Tenant shall pay an amount (the “Estimated Additional Rent”) equal to the estimate of the Tenant’s Proportionate Share of Operating Expenses divided by 12 (or the fractional portion of the Operating Year remaining at the time Landlord delivers its notice of the estimated amounts due from Tenant for that Operating Year). Following each Operating Year, Landlord shall provide Tenant a reconciliation of Tenant’s actual liability for Operating Expenses during such Operating Year (the “Reconciliation Statement”). If the Reconciliation Statement shows that the aggregate amount of Estimated Additional Rent actually paid by Tenant during any Operating Year is less than Tenant’s actual liability for Operating Expenses for that particular Operating Year, Tenant shall pay the deficiency within thirty (30) days of Landlord’s written demand therefor. If the Reconciliation Statement shows that the aggregate amount of Estimated Additional Rent payment(s) actually paid by Tenant during a given Operating Year exceeds Tenant’s actual liability for such Operating Year, the excess shall be credited against the Estimated Additional Rent next due from Tenant during the immediately subsequent Operating Year, except that in the event that such excess is paid by Tenant during the final Lease Year, then upon the expiration of the Term, Landlord shall pay Tenant the then-applicable excess promptly after determination thereof. No interest shall be payable to Tenant on account of payments of Estimated Additional Rent.

3.4 Tenant’s Audit Right. Upon receipt by Tenant of the Reconciliation Statement, Tenant shall have ninety (90) days to request in writing to audit, inspect and copy, at Tenant’s cost, the books and records of Landlord with respect to any item of Additional Rent and any other cost or item, if any, which is passed through to Tenant upon thirty (30) days advance written notice by Tenant to Landlord. If Tenant does not provide such written notice within such time period, Tenant shall be deemed to have accepted the Reconciliation Statement. Any third-party conducting an audit on behalf of Tenant shall be compensated on an hourly basis and shall not be compensated based upon a percentage of overcharges it discovers. Landlord shall cooperate with Tenant in providing Tenant reasonable access to its books and records during Landlord’s normal business hours for this purpose. Before conducting any audit, Tenant must pay the full amount shown due in the Reconciliation Statement. Tenant shall have no right to conduct an audit or to give Landlord notice that it desires to conduct an audit at any time Tenant is in default under the Lease. Tenant shall not disclose to any person any information obtained in an audit of Landlord’s books and records, except to Tenant’s accountants, attorneys, employees, and directors. If the parties agree to the results of such audit, Landlord shall credit or refund to Tenant any overcharge of such items as discovered by the audit within thirty (30) days of completion of such audit. If the results of the audit show an undercharge to Tenant, then Tenant shall pay the difference within thirty (30) days after Tenant knows of such undercharge. Landlord and Tenant each retain their legal rights in the event the parties do not reach agreement on any disputed amounts objected to by Tenant within the time period allowed under this Section 3.4.

4. USE OF PREMISES.

4.1. Use of Premises and Property. The Premises shall be used by the Tenant for the purpose(s) set forth in Section 1.7 above and for no other purpose whatsoever.

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4.2. Use of Common Areas. As used herein, “Common Areas” shall mean all areas within the Property that are available for the common use of tenants of the Property and that are not leased or held for the exclusive use of Tenant, Landlord or other tenants or licensees, including, but not limited to, driveways, sidewalks, access roads, corridors, landscaping and planted areas. Tenant shall have the nonexclusive right to use the Common Areas for the purposes intended, subject to such reasonable rules and regulations as Landlord may uniformly and reasonably establish from time to time. Tenant shall not unreasonably interfere with the rights of any or all of Landlord, other tenants or licensees, or any other person entitled to use the Common Areas. Without limitation of the foregoing, Tenant shall not park or store any vehicles or trailers on, or conduct truck loading and unloading activities in, the Common Areas. Landlord, from time to time, may change any or all of the size, location, nature and use of any of the Common Areas although such changes may result in inconvenience to Tenant, so long as such changes do not materially and adversely affect Tenant’s use of or access to the Premises or Common Areas. In addition to the foregoing, Landlord may, at any time, close or suspend access to any Common Areas to perform any acts in the Common Areas as, in Landlord’s reasonable judgment, are desirable to improve or maintain either or both of the Premises and the Property, or are required in order to satisfy Landlord’s obligations under either or both of Sections 13.2 and 18.

4.3. Signage. Tenant shall not affix any sign of any size or character to any portion of the Property; provided, however, Tenant shall be allowed to install two prototypical exterior wall mounted signs to the exterior of the Premises whose total area does not exceed 200 square feet following written approval by Landlord of plans and specifications for such signs. Following such approval, the sign specifications shall be set forth on Exhibit “D” attached hereto. All signs installed by Tenant shall be at Tenant’s sole cost and expense and shall be installed in compliance with all applicable Laws (as defined below). Tenant shall remove all signs of Tenant upon the expiration or earlier termination of this Lease and, at Landlord’s request, fill any holes in the Building caused by the signage, and repaint the surface of the Building where the signage was located.

4.4 Parking. Tenant and Tenant’s Parties (as defined below), shall be allowed to use only for automobile parking in the thirty (30) parking spaces shown on Exhibit “B-2” attached hereto and made a part hereof. After the thirty-sixth (36th) month of the Lease, Tenant and Tenant’s Parties shall be allowed to use, for automobile parking only, ten (10) additional parking spaces in the vicinity of the existing thirty (30) parking spaces. The actual location of such additional parking spaces shall be mutually agreed upon by Landlord and Tenant. In addition, Tenant shall only use the area shown on Exhibit “B-1” for truck access and trailer parking. After the thirty-sixth (36th) month of the Lease, Tenant shall have the right to use ten (10) additional trailer drop parking spaces in a location to be designated by Landlord.

5. LANDLORD’S WORK ITEMS; CONDITION AND DELIVERY OF PREMISES.

5.1 Landlord’s Work Items. Landlord agrees to complete the matters set forth on Exhibit “C” attached hereto and made a part hereof (“Landlord’s Work Items”). The parties acknowledge that Landlord will not have completed Landlord’s Work Items Numbers 1 and 3 prior to the date Landlord delivers the Premises to Tenant on the Commencement Date. Notwithstanding the foregoing, the Term and Tenant’s obligations under Section 2 to pay Rent shall begin on the Commencement Date. The parties estimate that Landlord’s Work Items Numbers 1 and 3 may require sixteen (16) weeks to complete. Tenant shall provide Landlord with access to the Premises after the Commencement Date, so that Landlord may complete Landlord’s Work Items Numbers 1 and 3. Landlord shall work to diligently complete Landlord’s Work Items. The parties shall coordinate with each other to determine the scheduling of Landlord’s Work Items. Subject to the provisions of Section 11 below, Landlord will provide Tenant with access to the Premises upon the execution of the Lease, so that Tenant may commence certain dock plate construction and door expansion work; provided, that Tenant shall not unreasonably interfere with any work that must be done in the Premises by Landlord to complete Landlord’s Work Items. If Landlord does not complete Landlord’s Work Items within sixty (60) days of the Commencement Date, Tenant’s sole option shall be to terminate this Lease by written notice to Landlord at any time after such sixty (60) period but before Landlord’s Work Items have been completed; provided, each of the foregoing dates shall be extended for any delays due to casualty or condemnation, force majeure events (as described in Section 17.3) or the acts or omissions of Tenant. Except as set forth above, no failure to tender possession of the Premises to Tenant on or before the Commencement Date or complete Landlord’s Work Items as required hereunder shall: (a) in any way affect any other obligations of Tenant hereunder, or (b) extend the Expiration Date. Tenant’s acceptance of possession of the Premises upon Landlord’s tender thereof shall constitute Tenant’s acknowledgment that the Premises are in good order and satisfactory condition.

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5.2. Condition of Premises. Tenant acknowledges that it has made its own inspection of the Premises and the Property and that, except to the extent of Landlord’s obligations under Section 5.1 above, neither Landlord, nor any representative of Landlord, has made any representation as to the condition of the Premises or Property or the suitability of the Premises for Tenant’s intended use and the Premises shall be delivered to Tenant “AS IS” “WHERE IS” with all faults. Landlord and Tenant mutually agree on the rentable square feet of the Premises and the Building and the same shall not be subject to adjustment or re-measurement.

6. SUBORDINATION; NOTICES TO SUPERIOR LESSORS AND MORTGAGEES; ATTORNMENT.

6.1. Subordination. This Lease shall be subject and subordinate at all times to (a) all ground leases or underlying leases that may now exist or hereafter be executed affecting either or both of the Premises and the Property and (b) any mortgage or deed of trust that may now exist or hereafter be placed upon, and encumber, any or all of (x) the Property; (y) any ground leases or underlying leases for the benefit of the Property; and (z) all or any portion of Landlord’s interest or estate in any of said items. Notwithstanding the foregoing, Landlord shall have the right to subordinate or cause to be subordinated any such ground leases or underlying leases that benefit the Property or any such mortgage or deed of trust liens to this Lease. Tenant shall execute and deliver, within ten (10) days after request by Landlord and in the form reasonably requested by Landlord, any additional documents evidencing the priority of subordination of this Lease with respect to any such ground leases or underlying leases for the benefit of the Property or any such mortgage or deed of trust.

6.2. Estoppel Certificates. Tenant agrees, from time to time and within ten (10) days after request by Landlord, to deliver to Landlord, or Landlord’s designee, an estoppel certificate stating such matters pertaining to this Lease as may be reasonably requested by Landlord. Failure by Tenant to timely execute and deliver such certificate shall constitute an acceptance of the Premises and acknowledgment by Tenant that the statements included therein are true and correct without exception. Landlord and Tenant intend that any statement delivered pursuant to this section may be relied upon by any prospective purchaser or mortgagee of the Property or of any interest therein or any other Landlord designee.

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6.3. Transfer for Landlord. In the event of a sale or conveyance by Landlord of the Property, the same shall operate to release Landlord from any future liability for any of the covenants or conditions, express or implied, herein contained in favor of Tenant, and in such event Tenant agrees to look solely to Landlord’s successor in interest with respect thereto and agrees to attorn to such successor, who shall be liable for all obligations of Landlord under this Lease.

7. QUIET ENJOYMENT. Subject to the provisions of this Lease and so long as Tenant is not in default under this Lease, Tenant shall not be disturbed in its possession of the Premises by Landlord, or any other person lawfully claiming through or under Landlord.

8. ASSIGNMENT, SUBLETTING AND MORTGAGING. Tenant shall not, whether voluntarily, or by operation of law, or otherwise: (a) assign or otherwise transfer this Lease; (b) sublet the Premises or any part thereof, or allow the same to be used or occupied by anyone other than Tenant; or (c) mortgage, pledge, encumber, or otherwise hypothecate this Lease or the Premises, or any part thereof, in any manner whatsoever. Any purported assignment, mortgage, transfer, pledge or sublease shall be absolutely null and void. Notwithstanding the foregoing, the following shall not constitute an assignment or subletting requiring Landlord’s consent: (i) an initial public offering by Tenant, (ii) transfer of stock or issuance of warrants to Tenant’s capital stock pursuant to Tenant’s employee, officer and/or directors option plan(s); (iii) a transfer of a controlling interest in the voting stock of Tenant to an individual or entity which has a tangible net worth of at least $25,000,0000; (iv) a transfer of stock to relatives of holders of such stock for purposes of estate tax and succession planning; and (v) an assignment to any affiliate of Tenant, to an entity with which or into which Tenant may consolidate or merge or to any entity to which Tenant may sell all or substantially all of its assets.

9. COMPLIANCE WITH LAWS.

9.1. Compliance with Laws. Following the Commencement Date, Tenant shall cause the Premises to comply with all local, state and federal laws, rules, regulations and requirements now or hereafter in force and all judicial and administrative decisions in connection with the enforcement thereof (collectively, “Laws”). Tenant shall give prompt notice to Landlord of any written notice it receives of the alleged violation of any Law or requirement of any governmental or administrative authority with respect to either or both of the Premises and the use or occupation thereof. The judgment of any court of competent jurisdiction that any such Law pertaining to the Premises has been violated, shall be conclusive of that fact as between Landlord and Tenant.

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9.2. Hazardous Materials. Tenant for itself and the Tenant Parties shall not generate, transport, store, use, treat or dispose of any Hazardous Materials (as defined below) at, to, from, on or in either or both of the Premises and the Property; except for Hazardous Materials contained in normal office supplies and in trucks, dollies and mechanical forklifts commonly utilized in the operation of Tenant’s business, but then only in compliance with this Lease and all applicable laws and regulations. If, at any time or from time to time during the Term, any Hazardous Materials are generated, transported, stored, used, treated or disposed of at, to, from, on or in either or both of the Premises and the Property by, or as a result of any act or omission of, any or all of Tenant and any or all of Tenant’s Parties: (i) Tenant shall, at its own cost, at all times comply (and cause all others to comply) with all Laws relating to Hazardous Materials, including, but not limited to, all Environmental Laws (defined below), and Tenant shall further, at its own cost, obtain and maintain in full force and effect at all times all permits and other approvals required in connection therewith; (ii) Tenant shall notify Landlord of the same and shall promptly provide Landlord with complete copies of all communications, permits or agreements with, from or issued by any governmental authority or agency (federal, state or local) or any private entity relating in any way to the presence, release, threat of release, or placement of Hazardous Materials on or in the Premises or any portion of the Property, or the generation, transportation, storage, use, treatment, or disposal at, on, in or from the Premises, of any Hazardous Materials; and (iii) Landlord, and its agents and employees shall have the right to either or both (x) enter the Premises and (y) conduct, at Tenant’s sole cost and expense, all tests deemed appropriate by Landlord for the purposes of ascertaining Tenant’s compliance with all Laws (including Environmental Laws), rules or permits relating in any way to the generation, transport, storage, use, treatment, disposal or presence of Hazardous Materials on, at, in or from all or any portion of either or both of the Premises and the Property. This Section 9.2 does not authorize the generation, transportation, storage, use, treatment or disposal of any Hazardous Materials at, to, from, on or in the Premises except as expressly provided in the first sentence of this Section 9.2. Tenant covenants to investigate, clean up and otherwise remediate, at Tenant’s sole cost and expense, any release of Hazardous Materials caused, contributed to, or created by any or all of (A) Tenant, and (B) any or all of Tenant’s officers, directors, members, managers, partners, invitees, agents, employees, contractors or representatives (“Tenant Parties”) during the Term. All such remediation shall be performed in strict compliance with Environmental Laws and to the reasonable satisfaction of Landlord. Tenant shall be liable for any and all conditions covered hereby, and for all costs relating thereto, that are caused or created by any or all of Tenant and any or all of Tenant’s Parties. Tenant shall not enter into any settlement agreement, consent decree or other compromise with respect to any claims relating to any Hazardous Materials in any way connected to the Premises without first obtaining Landlord’s written consent (which consent may be given or withheld in Landlord’s sole) and affording Landlord the reasonable opportunity to participate in any such proceedings. As used herein, the term (x) “Environmental Laws” shall mean any and all laws pertaining to Hazardous Materials or that otherwise deal with, or relate to, air or water quality, air emissions, soil or ground conditions or other environmental matters of any kind; and (y) “Hazardous Materials” shall mean any waste, material or substance (whether in the form of liquids, solids or gases, and whether or not airborne) that is or may be deemed to be or include a pesticide, petroleum, asbestos, polychlorinated biphenyl, radioactive material, urea formaldehyde or any other pollutant or contaminant that is or may be deemed to be hazardous, toxic, ignitable, reactive, corrosive, dangerous, harmful or injurious, or that presents a risk to public health or to the environment, and that is or becomes regulated by any Environmental Law. The undertakings, covenants and obligations imposed on Tenant under this Section 9.2 shall survive the termination or expiration of this Lease. Tenant agrees that Landlord shall have the right, upon reasonable notice and during normal business hours, to inspect the Premises to verify the foregoing. Normal quantities of those Hazardous Materials customarily used in the conduct of general administrative and executive office activities (e.g., copier fluids and cleaning supplies) may be Handled at the Premises. “Handle,” “handle,” “Handled,” “handled,” “Handling” or “handling” shall mean any installation, handling, generation, storage, treatment, use, disposal, discharge, release, manufacture, refinement, presence, migration, emission, abatement, removal, transportation or any other activity of any type in connection with or involving Hazardous Materials. Except for Tenant’s obligations under this Section 9.2, Landlord shall comply with all laws, regulations, rules and orders of any governmental authority having jurisdiction over the Environmental Laws affecting, and shall be responsible for all costs incurred in connection with Hazardous Materials which were brought upon or introduced upon the Premises, Building or Common Areas either prior to the Commencement Date or by Landlord or its agents or vendors during the term of this Lease (in either case, “Non-Tenant Hazardous Materials”).

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10. INSURANCE.

10.1. Insurance to be Maintained by Tenant. Tenant shall purchase, at its own expense, and keep in force at all times during this Lease the policies of insurance set forth below in Sections 10.1.1 and 10.1.2 (collectively, “Tenant’s Policies”). All Tenant’s Policies shall be issued by an insurance company with a Best rating of A-X or better and shall be licensed to do business in the state in which the Property is located. If Tenant desires to rack the Premises with its own racking system, Tenant shall install an in-rack fire protection system comparable to the one removed by Landlord and to a level that is required to maintain Landlord’s qualification for preferred insurance rates as a Highly Protected Risk customer. Copies of all Tenant’s Policies (or, at Tenant’s option, Certificates of Insurance evidencing said Tenant’s Policies), shall be delivered to Landlord by Tenant upon commencement of the Lease and renewals (or, at Tenant’s option, certificate of renewal thereof) shall be delivered at least 30 days prior to the expiration of each Tenant’s Policy. Tenant shall give prompt notice to Landlord of any bodily injury, death, personal injury, advertising injury or property damage occurring in and about the Property.

10.1.1. General Liability and Auto Insurance. Tenant shall purchase and maintain, throughout the Term, a Tenant’s Policy(ies) of (i) commercial general or excess liability insurance, including personal injury and property damage, in the amount of not less than $2,000,000.00 per occurrence, and $3,000,000.00 annual general aggregate, per location; and (ii) commercial automobile liability insurance covering Tenant against any losses arising out of liability for personal injuries or deaths of persons and property damage occurring in or about the Premises in the amount of not less than $1,000,000, combined single limit. The Tenant’s Policies required by this Section 10.1.1 shall (a) name Landlord, and any party holding an interest to which this Lease may be subordinated as additional insureds; (b) provide coverage on an occurrence basis; and (c) be primary, not contributing with, and not in excess of, coverage that Landlord may carry.

10.1.2. Property. Tenant shall purchase and maintain, throughout the Term, a Tenant’s Policy or Policies of (i) “all-risk” property insurance covering Tenant’s Property (at its full replacement cost), and damage to other property resulting from any acts or operations of Tenant. As to any insurable risks of loss or damage to Tenant’s property not required to be insured hereunder, Tenant shall bear the cost of the same. Tenant shall be deemed to be self-insured as to the deductible or co-insurance amount applicable to such insurance coverage and shall pay any deductible or co-insurance amount applicable in the event of such loss or damage.

10.1.3 Workers’ Compensation. Tenant shall purchase and maintain workers’ compensation insurance per the applicable state statutes covering all employees of Tenant and employers liability insurance with minimum limits of $500,000/$500,000/$500,000.

10.2. Insurance to be Maintained by Landlord.

10.2.1. Commercial General Liability Insurance. Landlord agrees to carry Commercial General Liability insurance, providing for minimum coverage of at least $5,000,000.00 single limit coverage.

10.2.2. Fire and Extended Coverage Insurance. Landlord agrees to carry policies insuring the Building against fire and other perils as are normally covered by extended coverage endorsements, with an “All Risk” endorsement in the county where the Premises are located, on a replacement cost basis. In the event any of Landlord’s policies insures premiums or risk other than Building or the rents therefrom, the statement of the insurer shall be conclusive as to the portion of the total premium attributable to Building.

10.3. Mutual Waiver of Subrogation. Landlord and Tenant each waive any right to recover against the other for (a) damages to property, (b) damages to all or any portion of either or both of the Premises and the Property, or (c) claims arising by reason of the foregoing, to the extent such damages and claims are insured against, or required to be insured against, by Landlord or Tenant under this Lease. This provision is intended to waive, fully and for the benefit of each party, any rights and/or claims which might give rise to a right of subrogation by any insurance carrier. The coverage obtained by each party pursuant to this Lease shall include, without limitation, a waiver of subrogation by the carrier which conforms to the provisions of this section.

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11. ALTERATIONS.

11.1. Procedural Requirements. Tenant may, from time to time, at its expense, make alterations or improvements in and to the Premises (hereinafter collectively referred to as “Alterations”), provided that Tenant first obtains the written consent of Landlord in each instance, not to be unreasonably withheld. Landlord’s consent to Alterations shall not be unreasonably withheld adversely if: (a) the structural integrity of the Property shall not be affected; (b) the Alterations are to the interior of the Premises; (c) the proper functioning of the mechanical, electrical, heating, ventilating, air-conditioning (“HVAC”), sanitary and other service systems of the Property shall not be adversely affected and the usage of such systems by Tenant shall not be materially increased; (d) the Alterations have no adverse effect on other portions of the Property; and (e) Tenant shall have provided Landlord with detailed plans for such Alterations in advance of requesting Landlord’s consent. Additionally, before proceeding with any Alterations, Tenant shall at Tenant’s expense, obtain all necessary governmental permits and certificates for the commencement and prosecution of Alterations. After obtaining Landlord’s written approval to the Alterations, Tenant shall give Landlord at least five days’ prior written notice of the commencement of any Alterations at the Premises.

11.2. Performance of Alterations. Tenant shall cause the Alterations to be performed in compliance with all applicable Laws, with Landlord’s reasonable rules and regulations or any other reasonable restrictions that Landlord may impose on the Alterations. Tenant shall cause the Alterations to be diligently performed in a good and workmanlike manner, using new or comparable commercial quality materials and equipment at least equal in quality and class to the standards for the Property established by Landlord. Tenant shall obtain all necessary permits and certificates for final governmental approval of the Alterations, and shall provide Landlord with proof of payment for all labor and materials, including, without limitation, copies of paid invoices and final lien waivers.

11.3. Lien Prohibition. Tenant shall pay when due all claims for labor and material furnished to the Premises in connection with the Alterations. Tenant shall not permit any mechanics or materialmen’s liens to attach to the Premises or the Property. If any such lien is placed against the Leased Premises, Tenant shall pay, bond over, or otherwise remove such lien of record within ten (10) days of the filing thereof. In the event Tenant has not so performed, Landlord may, at its option, pay and discharge such liens and Tenant shall be responsible to reimburse Landlord, on demand and as Additional Rent under this Lease, for all costs and expenses incurred in connection therewith, together with interest thereon at the rate set forth in Section 22.3, which expenses shall include reasonable fees of attorneys of Landlord’s choosing, and any costs in posting bond to effect discharge or release of the lien as an encumbrance against the Premises or the Property.

12. LANDLORD’S AND TENANT’S PROPERTY.

12.1. Landlord’s Property. Subject to Section 12.2, all fixtures, improvements and appurtenances attached to, or built into, the Premises at the commencement of, or during the Term, whether or not placed there by or at the expense of Tenant and including, without limitation, any Alterations, shall become and remain a part of the Premises; shall be deemed the property of Landlord (the “Landlord’s Property”), without compensation or credit to Tenant; and shall not be removed by Tenant at the Expiration Date unless Landlord requests their removal. In no event shall Tenant remove any of the following materials or equipment without Landlord’s prior written consent (which consent may be given or withheld in Landlord’s sole discretion): any power wiring or power panels, lighting or lighting fixtures, wall or window coverings, carpets or other floor coverings, heaters, air conditioners or any other HVAC equipment (other than Tenant’s Property), fencing or security gates, dock and/or dock door alterations, or other similar building operating equipment and decorations.

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12.2. Tenant’s Property. All movable non-structural partitions, business and trade fixtures, machinery and equipment, communications equipment and office equipment that are installed in the Premises by, or for the account of, Tenant and without expense to Landlord and that can be removed without structural damage to the Property, all supplemental HVAC equipment installed by Tenant, and all furniture, furnishings and other articles of movable personal property owned by Tenant and located in the Premises (collectively, the “Tenant’s Property”) shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the Term, provided Tenant repairs or pays the cost of repairing any damage to the Premises or to the Property beyond reasonable wear and tear resulting from the installation and/or removal thereof. At or before the Expiration Date, or the date of any earlier termination, Tenant, at its expense, shall remove from the Premises all of Tenant’s Property, and Tenant shall repair (to Landlord’s reasonable satisfaction) any damage to the Premises or the Property resulting from any installation and/or removal of Tenant’s Property beyond reasonable wear and tear. Any other items of Tenant’s Property that shall remain in the Premises after the Expiration Date, or following an earlier termination date, may, at the option of Landlord, if not removed by Tenant within ten (10) days following written notice thereof from Landlord to Tenant, be deemed to have been abandoned, and in such case, such items may be retained by Landlord as its property or be disposed of by Landlord, in Landlord’s sole and absolute discretion and without accountability, at Tenant’s expense.

13. REPAIRS AND MAINTENANCE.

13.1. Tenant Repairs and Maintenance. Tenant shall, at its expense, throughout the Term, maintain and preserve (but not replace), in working condition (except for normal and customary wear and tear, damage by fire, casualty or condemnation and repairs which are the responsibility of Landlord), the interior non-structural portions of the Premises and the fixtures and appurtenances therein (including, but not limited to, the Premises’ plumbing and HVAC systems, all doors, dock, overhead or otherwise, glass and levelers located in the Premises or otherwise available in the Property for Tenant’s sole use; and excluding, however, those components of the Premises for which Landlord is expressly responsible under Section 13.2). Tenant shall also be responsible for all cost and expenses incurred to perform any and all repairs and replacements (whether structural or non-structural; interior or exterior; and ordinary or extraordinary), in and to the Premises and the Property and the facilities and systems thereof, if and to the extent that the need for such repairs or replacements arises directly or indirectly from any or all of: (a) the performance or existence of any Alterations, (b) the installation, use or operation of Tenant’s Property in the Premises, (c) the moving of Tenant’s Property in or out of the Property, and (d) any act, omission, misuse, or neglect of Tenant, any of its subtenants, or others entering into the Premises by act or omission of Tenant or any subtenant. Any repairs or replacements required to be made by Tenant to any or all of the structural components of the Property and the mechanical, electrical, sanitary, HVAC, or other systems of the Property or Premises shall be performed by appropriately licensed contractors. Notwithstanding the foregoing, the following repairs shall remain Landlord’s sole cost and responsibility; (x) all maintenance, repair and replacement to the roof, outer walls, concrete slab, foundation and all other structural portions of the Building containing the Premises which shall be necessary to maintain the Building in good order and repair; or (y) any replacement of the electrical system, the HVAC, or any other structural portions of the Premises, provided, the same is not caused by Tenant’s unreasonable use of the Premises or negligence.

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13.2. Landlord Repairs. Notwithstanding anything contrary herein, Landlord shall repair, replace and restore the foundation, floors, exterior and interior load-bearing walls, columns and structure and roof structure and roof covering of the Property; provided, however, any such costs which are capitalized under generally accepted accounting principals shall be at Landlord’s cost and not part of Operating Expenses. Landlord agrees to commence and complete the repairs, replacements or restoration described in this Section 13.2 within a reasonable period of time after receiving from Tenant written notice of the need for such repairs.

13.3. Common Areas. Landlord shall operate and maintain the Common Area during the Term of this Lease in good order and repair in accordance with reasonable standards of cleanliness and maintenance. Tenant shall pay to Landlord, as part of and pursuant to the payment terms of Additional Rent, the Proportionate Share of Operating Expenses.

14. UTILITIES. Landlord shall provide no utilities to the Premises. The Building is served by one gas, electric and water meter. All utilities serving the Premises shall be an part of the Operating Expenses paid by Tenant based upon Tenant’s Proportionate Share under Section 3.1.1. Tenant shall provide for scavenger, cleaning and extermination services for the Premises. Tenant’s use of electrical energy in the Premises shall not, at any time, exceed the capacity of either or both of (i) any of the electrical conductors and equipment in or otherwise servicing the Premises; and (ii) the HVAC systems of either or both of the Premises and the Property. Notwithstanding anything set forth in this Lease to the contrary, Tenant shall pay for the cost of any utilities associated with Alterations installed by Tenant under Section 11 above, including without limitation, any supplemental HVAC equipment.

15. INVOLUNTARY CESSATION OF SERVICES. Landlord reserves the right, without any liability to Tenant and without affecting Tenant’s covenants and obligations hereunder, to interrupt service of any or all of the HVAC, electric, water, gas, sanitary and other systems serving the Premises, or to interrupt any other services required by Landlord under this Lease, whenever and for so long as may be reasonably necessary by reason of (i) accidents, emergencies, strikes, or the making of repairs or changes which Landlord, in good faith, deems necessary or (ii) any other cause beyond Landlord’s reasonable control. Further, it is also understood and agreed that Landlord shall have no liability or responsibility for a cessation of services to the Premises or to the Property that occurs as a result of causes beyond Landlord’s reasonable control. No such interruption of service shall be deemed an eviction or disturbance of Tenant’s use and possession of the Premises or any part thereof, or render Landlord liable to Tenant for damages, or relieve Tenant from performance of Tenant’s obligations under this Lease, including, but not limited to, the obligation to pay Rent; provided, however, that if any interruption of services is caused by or results from the willful misconduct or gross negligence of Landlord and persists for a period in excess of three (3) consecutive business days, Tenant shall be entitled to a proportionate abatement of Rent to the extent, if any, of any actual loss of use of the Premises by Tenant.

16. LANDLORD’S RIGHTS. Landlord, and its agents, employees and representatives shall have the right to enter and/or pass through the Premises upon reasonable prior notice (except in the event of emergency): (a) to examine and inspect the Premises and to show them to actual and prospective lenders, prospective purchasers or mortgagees of the Property or providers of capital to Landlord and its affiliates; and (b) to make such repairs, alterations, additions and improvements in or to all or any portion of either or both of the Premises and the Property, or the Property’s facilities and equipment as Landlord is required or desires to make, except that Landlord may not make alterations within the Premises (which are not otherwise required to enable Landlord to comply with its obligations under this Lease) without the consent of Tenant, which consent shall not be unreasonably withheld, conditioned or delayed. Landlord will repair any damage to the Premises or any property therein caused by or resulting from Landlord’s entry into the Premises. Landlord shall be allowed to take all materials into and upon the Premises that may be required in connection with any repairs, alterations, additions or improvements, without any liability to Tenant and without any reduction or modification of Tenant’s covenants and obligations hereunder; provided, however, that Landlord shall use reasonable efforts to limit interference with Tenant’s business operations and Tenant’s occupancy and use of the Premises. During the period of six months prior to the Expiration Date (or at any time, if Tenant has vacated or abandoned the Premises or is otherwise in default under this Lease), Landlord and its agents may exhibit the Premises to prospective tenants upon reasonable notice to Tenant. Further, Landlord shall have the right to access the Premises on a daily basis with a tugger and/or forklift to use the trash dumpsters located in Building 4 of the Property at reasonable times to be mutually agreed to between the parties.

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17. NON-LIABILITY AND INDEMNIFICATION.

17.1. Non-Liability. Landlord or its affiliates, owners, partners, directors, officers, agents and employees shall not be liable to Tenant or Tenant Parties for any loss, injury, or damage, to Tenant or to any other person, or to its or their property, except when such loss, injury or damage is caused by the grossly negligent acts of Landlord or its affiliates, owners, partners, directors, officers, agents and employees. Further, Landlord or affiliates, owners, partners, directors, officers, agents and employees shall not be liable to Tenant (a) for any damage caused by other tenants or persons in, upon or about the Property, or caused by operations in construction of any public or quasi-public work; (b) with respect to matters for which Landlord is liable, for consequential or indirect damages purportedly arising out of any loss of use of the Premises or any equipment or facilities therein by Tenant or any person claiming through or under Tenant; (c) any defect in the Premises or the Property; (d) injury or damage to person or property caused by fire, or theft, or resulting from the operation of heating or air conditioning or lighting apparatus, or from falling plaster, or from steam, gas, electricity, water, rain, snow, ice, or dampness, that may leak or flow from any part of the Property, or from the pipes, appliances or plumbing work of the same; provided, however, that Landlord or its affiliates, owners, partners, directors, officers, agents and employees shall be liable for the foregoing if any such act was caused by the gross negligence or intentional misconduct of Landlord or its affiliates, owners, partners, directors, officers, agents and employees.

17.2. Tenant Indemnification. Tenant hereby indemnifies, defends, and holds Landlord, and its affiliates, owners, partners, directors, officers, agents and employees (collectively, “Landlord Indemnified Parties”) harmless from and against any and all Losses (defined below) arising from or in connection with any act, omission or negligence of or breach of this Lease by any or all of Tenant and Tenant’s Parties (collectively, “Tenant’s Indemnified Matters”). In case any action or proceeding is brought against any or all of Landlord and the Landlord Indemnified Parties by reason of any of Tenant’s Indemnified Matters, Tenant, upon notice from any or all of Landlord, Agent or any Superior Party (defined below), shall resist and defend such action or proceeding by counsel reasonably satisfactory to Landlord. The term “Losses” shall mean all claims, demands, expenses, actions, judgments, damages (actual, but not consequential), penalties, fines, liabilities, actual, direct losses, suits, administrative proceedings, costs and fees, including, without limitation, attorneys’ and consultants’ reasonable fees and expenses, and the costs of cleanup, remediation, removal and restoration, that are in any way related to any matter covered by the foregoing indemnity. The provisions of this Section 17.2 shall survive the expiration or termination of this Lease.

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17.3. Force Majeure. Except for Tenant’s obligation to pay Rent, Landlord and Tenant shall have no liability whatsoever to the other, with respect to any act, event or circumstance arising out of a failure to fulfill, or delay in fulfilling any of its obligations under this Lease by reason of labor dispute, governmental preemption of property in connection with a public emergency or shortages of fuel, supplies, or labor, or any other cause, whether similar or dissimilar, beyond Landlord’s or Tenant’s reasonable control.

18. DAMAGE OR DESTRUCTION.

18.1. Notification and Repair. Tenant shall give prompt notice to Landlord of (a) any fire or other casualty to the Premises or the Property, and (b) any damage to, or defect in, any part or appurtenance of the Property’s sanitary, electrical, HVAC, elevator or other systems located in or passing through the Premises or any part thereof. Subject to the provisions of Section 18.3 below, if either or both of the Property and the Premises is damaged by fire or other insured casualty, Landlord shall repair the damage and restore and rebuild the Property and/or the Premises (except for Tenant’s Property) to its condition just prior to the casualty with reasonable dispatch after (x) notice to it of the damage or destruction and (y) the adjustment of the insurance proceeds attributable to such damage. Subject to the provisions of Sections 18.2 and 18.3 below, Tenant shall not be entitled to terminate this Lease and no damages, compensation or claim shall be payable by Landlord for purported inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Premises or of the Property pursuant to this Section. Landlord shall use its diligent, good faith efforts to commence such repair or restoration promptly and in such manner as not to unreasonably interfere with Tenant’s use and occupancy of the Premises, but Landlord shall not be required to do such repair or restoration work except during normal business hours of business days.

18.2. Rental Abatement. If (a) the Property is damaged by fire or other casualty thereby causing the Premises to be inaccessible, or (b) the Premises are partially damaged by fire or other casualty, the Rent shall be proportionally abated to the extent of any actual loss of use of the Premises by Tenant.

18.3. Total Destruction; Restoration. If the Property or the Premises shall be totally destroyed by fire or other casualty, or if the Property shall be so damaged by fire or other casualty that (in the reasonable opinion of a reputable contractor or architect designated by Landlord): (i) its repair or restoration requires more than 180 days or (ii) such repair or restoration requires the expenditure of more than 50% of the full insurable value of the Property immediately prior to the casualty or (iii) the damage (x) is less than the amount stated in (ii) above, but more than 10% of the full insurable value of the Property; and (y) occurs during the last two years of Lease Term, Landlord and Tenant shall each have the option to terminate this Lease (by so advising the other, in writing) within 10 days after said contractor or architect delivers written notice of its opinion to Landlord and Tenant, but in all events prior to the commencement of any restoration of the Premises or the Property by Landlord. In such event, the termination shall be effective as of the date upon which either Landlord or Tenant, as the case may be, receives timely written notice from the other terminating this Lease pursuant to the preceding sentence. If neither Landlord nor Tenant timely delivers a termination notice, this Lease shall remain in full force and effect. Notwithstanding the foregoing, if (A) any holder of a mortgage or deed of trust encumbering the Property or landlord pursuant to a ground lease encumbering the Property (collectively, “Superior Parties”) or other party entitled to the insurance proceeds fails to make such proceeds available to Landlord in an amount sufficient for restoration of the Premises or the Property, or (B) the issuer of any casualty insurance policies on the Property fails to make available to Landlord sufficient proceeds for restoration of the Premises or the Property, then Landlord may, at Landlord’s sole option, terminate this Lease by giving Tenant written notice to such effect within 30 days after Landlord receives notice from the Superior Party or insurance company, as the case may be, that such proceeds shall not be made available, in which event the termination of this Lease shall be effective as of the date Tenant receives written notice from Landlord of Landlord’s election to terminate this Lease. Landlord shall have no liability to Tenant, and Tenant shall not be entitled to terminate this Lease by virtue of any delays in completion of repairs and restoration. For purposes of this Section 18.3 only, “full insurable value” shall mean replacement cost, less the cost of footings, foundations and other structures below grade. Notwithstanding anything contained herein to the contrary, in the event any repair or restoration undertaken due to a casualty pursuant to this Section is not completed within 210 days following such casualty (the “Outside Date”), Tenant shall have the option to terminate this Lease by notice to Landlord at any time before the restoration is completed.

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18.4. Termination of Lease. In the event of termination of this Lease pursuant to Section 18.3, Base Rent and Additional Rent shall be apportioned on a per diem basis and paid to the date of casualty. All obligations of Landlord and Tenant incurred prior to such termination shall survive termination. Upon termination, all prepaid rents and/or deposits shall be returned to Tenant.

19. EMINENT DOMAIN.

19.1. General. If the whole, or any substantial (as reasonably determined by Landlord) portion, of the Property is taken or condemned for any public use under any Law or by right of eminent domain, or by private purchase in lieu thereof, and such taking would prevent or materially interfere with the Permitted Use of the Premises, this Lease shall terminate effective when the physical taking of said Premises occurs. If less than a substantial portion of the Property is so taken or condemned, or if the taking or condemnation is temporary (regardless of the portion of the Property affected), this Lease shall not terminate, but the Rent payable hereunder shall be proportionally abated to the extent of any actual loss of use of the Premises by Tenant. Landlord shall be entitled to any and all payment, income, rent or award, or any interest therein whatsoever, which may be paid or made in connection with such a taking or conveyance, and Tenant shall have no claim against Landlord for the value of any unexpired portion of this Lease. Notwithstanding the foregoing, any compensation specifically and independently awarded to Tenant for loss of business or goodwill, or for its personal property and moving or relocation expenses, shall be the property of Tenant.

19.2. Rights/Obligations when Lease is not Terminated. In the event of a taking of any portion of the Premises not resulting in a termination of this Lease, Landlord shall at its sole cost and expense commencing not more than sixty (60) days after such taking, promptly and with due diligence restore the Premises as nearly as practicable to a complete architectural unit of like quality and character as existed just prior to such expropriation. The annual Base Rent and other charges shall abate during the period of demolition and restoration, in the proportion that the part of the Premises that is rendered untenantable during the period of demolition and restoration shall bear to the entire Premises, and thereafter the Base Rent shall be reduced and the Proportionate Share shall be recalculated in the proportion to the square footage of the Premises so expropriated shall bear to the total square footage of the Premises prior to such expropriation.

19.3. Right/Obligations when Lease is Terminated. Upon the termination of this Lease under this Section 19, Rent shall be abated equitably from the date of such taking. In the event this Lease shall be terminated pursuant to this Section 19, any Base Rent, Additional Rent, and other charges paid in advance shall be refunded to Tenant, and Tenant shall have an additional thirty (30) days, rent free, within which to remove its property from the Premises.

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20. SURRENDER AND HOLDOVER. On the last day of the Term, or upon any earlier termination of this Lease, or upon any re-entry by Landlord upon the Premises, (a) Tenant shall quit and surrender the Premises to Landlord “broom-clean” and in working order, condition and repair, except for ordinary wear and tear, damage by fire or other casualty and repairs which are the responsibility of Landlord, (b) Tenant shall remove all of Tenant’s Property therefrom, except as otherwise expressly provided in this Lease, and (c) Tenant shall surrender to Landlord any and all keys, access cards, computer codes or any other items used to access the Premises. Landlord shall be permitted to inspect the Premises in order to verify compliance with this Section 20 at any time prior to (x) the Expiration Date, (y) the effective date of any earlier termination of this Lease, or (z) the surrender date otherwise agreed to in writing by Landlord and Tenant. The obligations imposed under the first sentence of this Section 20 shall survive the termination or expiration of this Lease. If any repairs are required to be performed in, to or at the Premises (pursuant to the first sentence of this Section 20 or any other applicable provision of this Lease) upon the expiration or termination of the Term, Tenant shall cause such repairs to be performed within ten (10) business days after the date on which this Lease is terminated or expired or if such repairs are not capable of being completed within ten (10) days, then Tenant must commence said repairs within ten (10) days and then proceed with due diligence until the same have been completed. If Tenant fails to timely comply with the preceding sentence, then Landlord shall have the right to cause the repairs to be performed, at Tenant’s expense, and all reasonable expenses so incurred by Landlord shall bear interest (at the rate specified in the second sentence of Section 22.3) from the date the expense is incurred until the date paid, in full, by Tenant (inclusive of interest). If Tenant remains in possession after the Expiration Date hereof or after any earlier termination date of this Lease or of Tenant’s right to possession with Landlord’s permission: (i) Tenant shall be deemed a tenant from month to month; (ii) Tenant shall pay 125% of the aggregate of the Base Rent and one hundred percent (100%) of the Additional Rent last prevailing hereunder; (iii) there shall be no renewal or extension of this Lease by operation of law; and (iv) the tenancy may be terminated by either party hereto upon 30 days’ prior written notice given by the terminating party to the non-terminating party. If Tenant remains in possession for more than thirty (30) days after Landlord notifies Tenant in writing of the termination of this Lease, Tenant also shall pay all actual damages sustained by Landlord, directly by reason of Tenant’s remaining in possession.

21. EVENTS OF DEFAULT.

21.1. Bankruptcy of Tenant. It shall be a default by Tenant under this Lease if Tenant makes an assignment for the benefit of creditors, or files a voluntary petition under any state or federal bankruptcy or insolvency law, or an involuntary petition alleging an act of bankruptcy or insolvency is filed against Tenant under any state or federal bankruptcy or insolvency law that is not dismissed within 90 days, or whenever a petition is filed by or against (to the extent not dismissed within 90 days) Tenant under the reorganization provisions of the United States Bankruptcy Code or under the provisions of any state or federal law of like import, or whenever a petition shall be filed by Tenant under the arrangement provisions of the United States Bankruptcy Code or similar state or federal law, or whenever a receiver of Tenant, or of, or for, the property of Tenant shall be appointed, or Tenant admits it is insolvent or is not able to pay its debts as they mature.

21.2. Default Provisions. Each of the following shall constitute a default by Tenant under this Lease: (a) if Tenant fails to pay Rent or any other payment due hereunder; or (b) if Tenant fails, whether by action or inaction, to comply with, or satisfy, any or all of the obligations imposed on Tenant under this Lease (other than the obligation to pay Rent). Tenant shall have a cure period of 5 days from when due for a failure to pay Rent. Tenant shall have a cure period of 30 days after Landlord’s delivery to Tenant of written notice of such default under Section 21.2(b); provided, however, that if the default cannot, by its nature, be cured within such 30 day period, but Tenant commences and diligently pursues a cure of such default promptly within the initial 30 day cure period, then Landlord shall not exercise its remedies under Section 22 unless such default remains uncured for more than ninety (90) days after the initial delivery of Landlord’s original default notice.

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22. RIGHTS AND REMEDIES.

22.1. Landlord’s Cure Rights Upon Default of Tenant. If Tenant defaults in the performance of any of its obligations under this Lease, and fails to cure such default on a timely basis (pursuant to Section 21.2), Landlord, without thereby waiving such default, may (but shall not be obligated to) perform the same for the account, and at the expense of, Tenant.

22.2. Landlord’s Remedies. In the event of any default by Tenant under this Lease, Landlord, at its option, and after any applicable notice and cure period (as required pursuant to Section 21.2), but without additional notice or demand from Landlord, may, at any time before such default is cured, in addition to all other rights and remedies provided in this Lease, or otherwise at law or in equity: (a) terminate this Lease and Tenant’s right of possession of the Premises; or (b) terminate Tenant’s right of possession of the Premises without terminating this Lease; provided, however, that Landlord may, whether Landlord elects to proceed under Subsections (a) or (b) above, relet the Premises, or any part thereof for the account of Tenant, for such rent and term and upon such terms and conditions as are acceptable to Landlord. In addition, for purposes of any reletting, Landlord is authorized to decorate, repair, alter and improve the Premises to the extent reasonably deemed necessary by Landlord. In the event of the termination of this Lease by Landlord pursuant to (a) above, Landlord shall be entitled to recover from Tenant (i) all damages and other sums that Landlord is entitled to recover under any provision of this Lease or at law or in equity, including, but not limited to, all fixed dollar amounts of Base Rent and Additional Rent accrued and unpaid for the period up to and including such termination date; (ii) all other additional sums payable by Tenant, or for which Tenant is liable, or in respect of which Tenant has agreed to indemnify Landlord, under any of the provisions of this Lease, that may be then owing and unpaid; (iii) all costs and expenses (including, without limitation, court costs and attorneys’ reasonable fees) incurred by Landlord in the enforcement of its rights and remedies under this Lease; and (iv) any damages provable by Landlord as a matter of law including, without limitation, an amount equal to the positive difference, if any, between (x) the discounted present value (at 9% per annum) of the Base Rent provided to be paid for the remainder of the Term (measured from the effective termination date of this Lease) and (y) the fair market rental value of the Leased Premises (determined at the date of termination of this Lease) after deduction (from such fair market rental value) of the projected costs and expenses of reletting the Premises (including the anticipated costs of repairs, but not including brokerage fees or remodeling costs), as reasonably estimated by Landlord. If Landlord elects to pursue its rights and remedies under Subsection (b) above, and the Premises are relet and a sufficient sum is not realized therefrom, then to satisfy the payment, when due, of Base Rent and Additional Rent reserved under the Lease for any monthly period (after payment of all Landlord’s reasonable expenses of reletting), Tenant shall, in Landlord’s sole judgment, either (i) pay any such deficiency monthly or (ii) pay such deficiency on an accelerated basis, which accelerated deficiency shall be discounted at a rate of 9% per annum. Tenant agrees that Landlord may file suit to recover any sums due to Landlord hereunder from time to time and that such suit or recovery of any amount due Landlord hereunder shall not be any defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Landlord. If Landlord elects to pursue its rights and remedies under Subsection (b), then Landlord shall at any time have the further right and remedy to rescind such election and pursue its rights and remedies under Subsection (a). In the event Landlord elects, pursuant to clause (b) of this Section 22.2, to terminate Tenant’s right of possession only, without terminating this Lease, Landlord may, at Landlord’s option, enter into the Premises, remove Tenant’s Property, Tenant’s signs and other evidences of tenancy, and take and hold possession thereof, as provided in Section 20 hereof; provided, however, that such entry and possession shall not terminate this Lease or release Tenant, in whole or in part, from Tenant’s obligation to pay the Base Rent and Additional Rent reserved hereunder for the full Term, or from any other obligation of Tenant under this Lease. Any and all property that may be removed from the Premises by Landlord pursuant to the authority of the Lease or of law, to which Tenant is or may be entitled, may be handled, removed or stored by Landlord at the sole risk, cost and expense of Tenant, and in no event or circumstance shall Landlord be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all expenses incurred in such removal and all storage charges against such property so long as the same shall be in Landlord’s possession or under Landlord’s control. Any such property of Tenant not retaken from storage by Tenant within 30 days after the end of the Term, however terminated, shall be conclusively presumed to have been conveyed by Tenant to Landlord under this Lease as in a bill of sale, without further payment or credit by Landlord to Tenant. Notwithstanding any provision contained herein to the contrary: (a) Tenant’s liability shall be without duplication and shall be limited to actual, direct damages and Tenant shall have no liability for consequential, speculative or punitive damages; and (b) Landlord shall not have and hereby waives any lien or security interest against Tenant’s property and agrees to execute and deliver within ten (10) days following request such documents and instruments as may be requested by Tenant to confirm such waiver.

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22.3. Additional Rights of Landlord. Any and all costs, expenses and disbursements, of any kind or nature, incurred by Landlord in connection with the enforcement of any and all of the terms and provisions of this Lease, including attorneys’ reasonable fees (through all appellate proceedings if Landlord is the prevailing party), shall be due and payable (as Additional Rent) upon Landlord’s submission of an invoice therefor. All sums advanced by Landlord on account of Tenant under this Section, or pursuant to any other provision of this Lease, and all Base Rent and Additional Rent, if delinquent or not paid by Tenant and received by Landlord within ten (10) days after when due hereunder, shall bear interest at the rate of 5% per annum above the “prime” or “reference” or “base” rate (on a per annum basis) of interest publicly announced as such, from time to time, by the Bank One, or its successor (“Default Interest”), from the expiration of such ten (10) day period until paid, and such interest shall be and constitute Additional Rent and be due and payable upon Landlord’s submission of an invoice therefor. The various rights, remedies and elections of Landlord reserved, expressed or contained herein are cumulative and no one of them shall be deemed to be exclusive of the others or of such other rights, remedies, options or elections as are now or may hereafter be conferred upon Landlord by law.

22.4. Event of Bankruptcy. In addition to, and in no way limiting the other remedies set forth herein, Landlord and Tenant agree that if Tenant during the term of this Lease and any extensions thereto becomes the subject of a voluntary or involuntary bankruptcy, reorganization, composition, or other similar type proceeding under the federal bankruptcy laws, as now enacted or hereinafter amended, then: (a) “adequate assurance of future performance” by Tenant pursuant to Bankruptcy Code Section 365 will include (but not be limited to) payment of an additional/new security deposit in the amount of three times the then current Base Rent payable hereunder; (b) any person or entity to which this Lease is assigned, pursuant to the provisions of the Bankruptcy Code, shall be deemed, without further act or deed, to have assumed all of the obligations of Tenant arising under this Lease on and after the effective date of such assignment, and any such assignee shall, upon demand by Landlord, execute and deliver to Landlord an instrument confirming such assumption of liability; (c) notwithstanding anything in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated as “Rent”, shall constitute “rent” for the purposes of Section 502(b)(6) of the Bankruptcy Code; and (d) if this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, any and all monies or other considerations payable or otherwise to be delivered to Landlord (including Base Rent, Additional Rent and other amounts hereunder), shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the bankruptcy estate of Tenant. Any and all monies or other considerations constituting Landlord’s property under the preceding sentence not paid or delivered to Landlord shall be held in trust by Tenant or Tenant’s bankruptcy estate for the benefit of Landlord and shall be promptly paid to or turned over to Landlord.

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23. BROKER. Tenant covenants, warrants and represents that the broker set forth in Section 1.8(A) was the only broker to represent Tenant in the negotiation of this Lease (“Tenant’s Broker”). Landlord covenants, warrants and represents that the broker set forth in Section 1.8(B) was the only broker to represent Landlord in the negotiation of this Lease (“Landlord’s Broker”). Landlord shall be solely responsible for paying the commission of Landlord’s Broker pursuant to a separate agreement between Landlord and Landlord’s Broker. Each party agrees to and hereby does defend, indemnify and hold the other harmless against and from any brokerage commissions or finder’s fees or claims therefor by a party claiming to have dealt with the indemnifying party and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, for any breach of the foregoing. The foregoing indemnification shall survive the termination or expiration of this Lease.

24. LANDLORD COVENANTS. In addition to the agreements and covenants found elsewhere in this Lease, Landlord agrees and covenants that:

24.1 that throughout the Term of this Lease, there shall be driveways, roadways and entrances for automotive and pedestrian ingress and egress to and from the Premises and adjacent public streets and highways;

24.2 that Landlord shall do nothing that would materially and adversely affect either public street access to the Premises; and

24.3 Landlord shall at all times maintain Tenant’s parking spaces for the Premises, as shown on Exhibit “B-1” attached hereto.

25. MISCELLANEOUS.

25.1. Merger. All prior understandings and agreements between the parties are merged in this Lease, which alone fully and completely expresses the agreement of the parties. No agreement shall be effective to modify this Lease, in whole or in part, unless such agreement is in writing, and is signed by the party against whom enforcement of said change or modification is sought.

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25.2. Notices. Any notice required to be given by either party pursuant to this Lease, shall be in writing and shall be deemed to have been properly given, rendered or made only if personally delivered, or if sent by Federal Express or other comparable commercial overnight delivery service, addressed to the other party at the addresses set forth below (or to such other address as Landlord or Tenant may designate to each other from time to time by written notice), and shall be deemed to have been given, rendered or made on the day so delivered or on the first business day after having been deposited with the courier service:

If to Landlord:	Nebraska Furniture Mart, Inc. 700 South 72nd Street Omaha, NE 68114 Attention: Ronald Blumkin, President Fax No. 402.392.3384

With copy to:	Robert L. Freeman, Esq. Fraser Stryker Law Firm 409 South 17th Street, Suite 500 Omaha, NE 68102 Fax No. 402.341.8290

If to Tenant:	Gordmans, Inc. 12100 West Center Road Omaha, Nebraska 68144 Attention: Mr. Jeff Gordman Fax No. 402.691.4367

With copy to:	Joyce A. Dixon, Esq. Blackwell Sanders Peper Martin LLP 1620 Dodge Street, Suite 2100 Omaha, NE 68102 Fax No. 402.964.5050

25.3. Non-Waiver. The failure of either party to insist, in any one or more instances, upon the strict performance of any one or more of the obligations of this Lease, or to exercise any election herein contained, shall not be construed as a waiver or relinquishment for the future of the performance of such one or more obligations of this Lease or of the right to exercise such election, but the Lease shall continue and remain in full force and effect with respect to any subsequent breach, act or omission. The receipt and acceptance by Landlord of Base Rent or Additional Rent with knowledge of breach by Tenant of any obligation of this Lease shall not be deemed a waiver of such breach.

25.4. Legal Costs. To the extent permitted by law, any party in breach or default under this Lease (the “Defaulting Party”) shall reimburse the non-breaching party (the “Nondefaulting Party”) upon demand for any legal fees and court (or other administrative proceeding) costs or expenses that the Nondefaulting Party incurs in connection with the breach or default, regardless whether suit is commenced or judgment entered. Such costs shall include legal fees and costs incurred for the negotiation of a settlement, enforcement of rights or otherwise. Furthermore, in the event of litigation, the court in such action shall award to the party in whose favor a judgment is entered a reasonable sum as attorneys’ fees and costs, which sum shall be paid by the losing party.

25.5. Parties Bound. Except as otherwise expressly provided for in this Lease, this Lease shall be binding upon, and inure to the benefit of, the successors and assignees of the parties hereto. Tenant hereby releases Landlord named herein from any obligations of Landlord for any period subsequent to the conveyance and transfer of Landlord’s ownership interest in the Property; provided, Landlord shall not be released from any liability accruing prior to the date of such conveyance or transfer. In the event of such conveyance and transfer, Landlord’s obligations shall thereafter be binding upon each transferee (whether Successor Landlord or otherwise). No obligation of Landlord shall arise under this Lease until the instrument is signed by, and delivered to, both Landlord and Tenant.

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25.6. Recordation of Lease. Tenant shall not record or file this Lease (or any memorandum hereof) in the public records of any county or state.

25.7. Survival of Obligations. Upon the expiration or other termination of this Lease, neither party shall have any further obligation nor liability to the other except as otherwise expressly provided in this Lease and except for such obligations as, by their nature or under the circumstances, can only be, or by the provisions of this Lease, may be performed after such expiration or other termination.

25.8. Governing Law; Construction. This Lease shall be governed by and construed in accordance with the laws of the state in which the Property is located. If any provision of this Lease shall be invalid or unenforceable, the remainder of this Lease shall not be affected but shall be enforced to the extent permitted by law. The captions, headings and titles in this Lease are solely for convenience of reference and shall not affect its interpretation. This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted. Each covenant, agreement, obligation, or other provision of this Lease to be performed by Tenant, shall be construed as a separate and independent covenant of Tenant, not dependent on any other provision of this Lease. All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. This Lease may be executed in counterpart and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument.

25.9. Time. Time is of the essence for this Lease. If the time for performance hereunder falls on a Saturday, Sunday or a day that is recognized as a holiday in the state in which the Property is located, then such time shall be deemed extended to the next day that is not a Saturday, Sunday or holiday in said state.

25.10. WAIVER OF TRIAL BY JURY. THE LANDLORD AND THE TENANT, TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY ANY PARTY TO THIS LEASE WITH RESPECT TO THIS LEASE, THE PREMISES, OR ANY OTHER MATTER RELATED TO THIS LEASE OR THE PREMISES.

25.11. Submission of Lease. Submission of this Lease to Tenant for signature does not constitute a reservation of space or an option to lease. This Lease is not effective until execution by and delivery to both Landlord and Tenant.

25.12. Joint and Several Liability. All parties signing this Lease as Tenant shall be jointly and severally liable for all obligations of Tenant hereunder.

25.13. Riders. All Riders and Exhibits attached hereto and executed (or initialed) both by Landlord and Tenant shall be deemed to be a part hereof and hereby incorporated herein.

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IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the day and year first above written.

LANDLORD: Nebraska Furniture, Mart, Inc., a Nebraska corporation

By:
Its:	President

TENANT: Gordmans, Inc., a Delaware corporation

By:
Its:	President - CEO

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